Exhibit 99.1

For Immediate Release

Patrick Industries, Inc. Reports First Quarter 2014 Financial Results

ELKHART, IN – April 24, 2014 – Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle (“RV”), manufactured housing (“MH”) and industrial markets, today reported its financial results for the first quarter ended March 30, 2014.

First Quarter 2014 Financial Results

Net sales for the first quarter of 2014 increased $28.0 million or 19.7%, to $170.1 million from $142.1 million in the same quarter of 2013. The increase was primarily attributable to a 21% increase in the Company’s revenue from the RV industry, which represented approximately 76% of the Company’s first quarter 2014 sales. Sales to the MH industry increased 12%, while sales to the industrial markets increased 24%. The Company estimates that wholesale unit shipments to the RV industry increased approximately 11% in the first quarter of 2014 compared to the first quarter of 2013. Additionally, the Company estimates that wholesale unit shipments to the MH industry, which represented approximately 13% of first quarter 2014 sales, rose approximately 4% from the first quarter of 2013. The industrial market sector, which is primarily tied to the residential housing and commercial and retail fixtures markets, accounted for 11% of the Company’s first quarter 2014 sales, and reflected an approximate 2% decrease in new housing starts in the first quarter of 2014 compared to the prior year. The Company estimates that approximately 57% of its industrial market sales are linked to the residential housing sector and its sales to the industrial markets generally lag new housing starts by approximately six to nine months.

Excluding the revenue contributions of acquisitions completed in 2013, the Company estimates its organic growth in the first quarter of 2014 at approximately 13%, or $17.5 million of its total revenue increase. The Company estimates that this organic growth was comprised of growth resulting from market share gains of approximately 3% and growth tied to overall industry improvement of approximately 10%. The remaining $10.5 million of the revenue increase in the first quarter of 2014 was attributable to the incremental contribution of the 2013 acquisitions (including related market share and industry growth), resulting in incremental growth of approximately 7%.

The Company’s RV content per unit for the first quarter of 2014 increased approximately 20% to an estimated $1,373 from $1,142 for the first quarter of 2013. The MH content per unit for the first quarter of 2014 increased approximately 2% to an estimated $1,605 from $1,580 for the same period in 2013.

“We are pleased with our revenues and our operating income performance in the first quarter of 2014. The severe winter weather we experienced in the Midwest in early 2014 did cause some additional costs related to production, scheduling, and delivery inefficiencies, but the impact was not significant to our overall operating results in the first quarter. We did see a continuing seasonal sales pickup each month consistent with our expectations and general positive industry sentiment, and we continue to believe that all three of the primary markets we serve are well positioned for further growth in 2014,” said Todd Cleveland, President and Chief Executive Officer.

Patrick reported operating income of $11.8 million in the first quarter of 2014, an increase of $1.4 million or 13% from the $10.4 million reported in the first quarter of 2013. First quarter 2014 net income was $6.9 million or $0.64 per diluted share compared to net income of $6.0 million or $0.55 per diluted share in the first quarter of 2013.

On February 13, 2014, the Company’s Board of Directors authorized an increase in the amount of the Company’s stock that may be acquired through the existing stock repurchase program over the next 12 months to $20.0 million, including approximately $3.9 million available under the previous authorization. There were no stock repurchases made during the first quarter ended March 30, 2014. In the second quarter of 2014 through April 18, 2014, the Company repurchased 16,900 shares at an average price of $40.01 per share for a total cost of approximately $0.7 million. Since the inception of the stock repurchase program in February 2013, the Company has repurchased in the aggregate 424,230 shares at an average price of $15.92 per share for a total cost of approximately $6.8 million.

“We continue to make progress in positioning our business to maximize the benefits of our strategic initiatives and bring increasing value to our customers,” said Mr. Cleveland. “We are excited about the opportunities that exist in our markets and the positive outlook for the industries that we serve. We look forward to building on our competitive strengths, applying our capital allocation strategy, and achieving our goal of continually exceeding our customers’ expectations.”

Conference Call Webcast

As previously announced, Patrick Industries will host an online webcast of its first quarter 2014 earnings conference call that can be accessed on the Company’s website, www.patrickind.com under “Investor Relations,” on Thursday, April 24, 2014, at 10:00 a.m. Eastern time.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 10 states. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, wrapped profile mouldings, slide out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures, interior passage doors, exterior graphics, and slotwall panels and components. The Company also distributes drywall and drywall finishing products, electronics, wiring, electrical and plumbing products, cement siding, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company’s core businesses, the ability to effectively manage the costs and the implementation of the new enterprise resource management system, the successful integration of acquisitions, stock price fluctuations, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.

Contact:

Julie Ann Kotowski

Patrick Industries, Inc.

574-294-7511 / kotowskj@patrickind.com

(thousands except per share data)	FIRST QUARTER ENDED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)	Mar. 30, 2014	Mar. 31, 2013
NET SALES	$170,150	$142,120
Cost of goods sold	143,003	119,684
Gross profit	27,147	22,436

Operating expenses:
Warehouse and delivery	6,112	4,536
Selling, general and administrative	8,500	6,969
Amortization of intangible assets	787	519
Gain on sale of fixed assets	(13)	(4)
Total operating expenses	15,386	12,020
OPERATING INCOME	11,761	10,416
Interest expense, net	549	552
Income before income taxes	11,212	9,864
Income taxes	4,316	3,845
NET INCOME	$6,896	$6,019

BASIC NET INCOME PER COMMON SHARE	$0.64	$0.55

DILUTED NET INCOME PER COMMON SHARE	$0.64	$0.55

Weighted average shares outstanding - Basic	10,702	10,904
- Diluted	10,815	10,985

(thousands)
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION	Mar. 30, 2014	Dec. 31, 2013
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$23	$34
Trade receivables, net	42,842	22,644
Inventories	59,680	56,510
Deferred tax assets	2,818	3,762
Prepaid expenses and other	2,306	4,749
Total current assets	107,669	87,699

Property, plant and equipment, net	41,721	42,117
Goodwill and other intangible assets, net	41,319	42,106
Deferred financing costs, net	1,197	1,283
Other non-current assets	966	982
TOTAL ASSETS	$192,872	$174,187

CURRENT LIABILITIES
Accounts payable	$36,842	$18,826
Accrued liabilities	13,885	13,585
Total current liabilities	50,727	32,411

Long-term debt	47,394	55,000
Deferred compensation and other	2,517	2,546
Deferred tax liabilities	1,876	1,920
TOTAL LIABILITIES	102,514	91,877

SHAREHOLDERS’ EQUITY	90,358	82,310
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$192,872	$174,187